UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2014

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E Frontage Road, Suite 150 Tampa, FL		33607
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 281-2907

Former name or former address, if changed since last report:

4901 Dickens Road, Suite 101, Richmond, Virginia 23230

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2014, the Board of Directors (the “Board”) of Landmark Apartment Trust of America, Inc. (the “Company”) appointed Mr. Howard Silver as a member to the Board, effective immediately. Mr. Silver will serve as a director with a term expiring at the Company’s 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

More recently, Mr. Silver was the President and Chief Executive Officer of Equity Inns, Inc. (“Equity Inns”), a real estate investment trust focused on the hotel industry. Mr. Silver also served as Equity Inns’ Chief Financial Officer and Chief Operating Officer from 1994 to 2004. Prior to joining Equity Inns, Mr. Silver was employed by Ernst & Young, LLP from 1987 to 1992 and by PricewaterhouseCoopers from 1978 to 1986, both global accounting firms. Mr. Silver currently serves on the board of directors for Education Realty Trust, Inc., a public student housing real estate investment trust, Ridgeway Country Club and the Memphis Jewish Community Center. Mr. Silver has also served on the board of directors of CapLease, Inc., a public net lease real estate investment trust, Great Wolf Lodge, Inc., a public indoor waterpark resort company, and Equity Inns, all until their respective sales to various groups. Mr. Silver holds a B.S. in accounting from the University of Memphis and has been a certified public accountant since 1980.

Mr. Silver is eligible to participate in the Company’s director compensation program, the terms of which are described in the Company’s Definitive Proxy Materials on Schedule 14A for the Company’s annual meeting of stockholders held on June 5, 2013. The election of Mr. Silver as a director was not made pursuant to any arrangement or understanding between Mr. Silver and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 6, 2014	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Assistant Chief Financial Officer, Treasurer and Secretary

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